EXHIBIT 99.1

Altavista, VA July 23, 2008 — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the Company) of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $552,000 or $0.37 per basic and diluted share for the quarter ended June 30, 2008, and $1,045,000 or $0.70 per basic and diluted share for the six months ended June 30, 2008 compared to net income after taxes of $660,000 or $0.44 per basic and diluted share and $1,228,000 or $0.83 per basic share ($0.82 diluted), respectively, for the same periods of 2007.

Profitability as measured by the Company’s return on average assets (ROA) was 0.73% for the six months ended June 30, 2008, compared to 0.94% for the same period of 2007. Another key indicator of performance, the return on average equity (ROE) for the six months ended June 30, 2008 was 7.70%, compared to 9.83% for the six months ended June 30, 2007. The lower returns in 2008 were mainly attributable to the lower interest rate environment, a higher loan loss provision expense and an increase in noninterest expense associated with the growth of the Company.

Total interest income increased 0.87% or $40,000 in the second quarter of 2008 compared to the same period in 2007. Total interest income increased 2.78% or $248,000 in the first half of 2008 compared to the first half of 2007. Interest income increased as a result of net loans outstanding increasing by $41,812,000 since June 30, 2007, partially offset by the lower yields on earning assets in 2008 compared with 2007.

Total interest expense decreased 1.42% or $29,000 in the second quarter of 2008 compared to the same period in 2007. Total interest expense increased 3.07% or $122,000 in the first half of 2008 compared to the first half of 2007. Interest expense increased in the first half of 2008 compared to the first half of 2007 as a result of deposits increasing by $18,220,000 since June 30, 2007, partially offset by the lower cost of funds in 2008 compared with 2007.

Net interest income was $5,064,000 for the six months ended June 30, 2008 compared to $4,938,000 for the same period in 2007. Net interest margin was 3.75% for the six-month period ended June 30, 2008 compared to 4.01% for the six-month period ended June 30, 2007.

“Although the rate environment has made 2008 challenging thus far, we are pleased with our asset quality and our continued strong growth. As the country experiences an economic downturn, the Bank continues to be financially strong and sound, as we have been for the past 100 years,” stated Bryan Lemley, Chief Financial Officer for both Pinnacle Bankshares and First National Bank.

Provision for loan losses expense increased $39,000 in the second quarter of 2008 compared to the same period in 2007. Provision for loan losses expense increased $104,000 in the first half of 2008 compared with the first half of 2007. Asset quality has remained strong as nonperforming loans have increased marginally in the last year. Nonperforming loans totaled $529,000 or 0.20% of total loans as of June 30, 2008 compared to $255,000 or 0.11% of total loans on June 30, 2007.

Noninterest income increased 15.65% or $103,000 in the second quarter of 2008 compared to the same period of 2007. Noninterest income increased 13.59% or $172,000 for the six months ended June 30, 2008 compared to the same period of 2007. The increase in noninterest income was primarily due to an increase in service charges and in commissions mainly from sales of investment products.

Noninterest expense increased 13.79% or $289,000 in the second quarter of 2008 compared to the same period of 2007. Noninterest expense increased 10.90% or $459,000 for the six months ended June 30, 2008 compared to the same period of 2007. The increase in noninterest expense is attributed primarily to the effect of overall growth of the Company on personnel expenses and fixed asset costs.

Total assets at June 30, 2008 were $303,672,000, up 8.49% from $279,913,000 at December 31, 2007. The principal components of the Company’s assets at the end of the period were $265,291,000 in net loans and $17,709,000 in securities. During the six-month period ended June 30, 2008, net loans increased 13.98% or $32,539,000 from $232,752,000 at December 31, 2007.

Total liabilities at June 30, 2008 were $276,313,000, up 9.17% from $253,097,000 at December 31, 2007, as deposits increased 3.11% or $7,821,000 from December 31, 2007. The Company also borrowed $15,000,000 from an established line of credit with the Federal Home Loan Bank of Atlanta to help fund loan growth.

Total stockholders’ equity at June 30, 2008 was $27,359,000, including $22,254,000 in retained earnings. At December 31, 2007, stockholders’ equity totaled $26,816,000.

The allowance for loan losses was $1,896,000 as of June 30, 2008, representing approximately 0.71% of total loans outstanding. Management believes the allowance was adequate as of June 30, 2008 to provide for any loan losses inherent in the Company’s loan portfolio.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and a branch in Bedford County at Forest. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. The Company opened a new permanent branch facility in March 2008 in Amherst, Virginia to replace the temporary branch facility opened in November 2006.

Preparations are underway for a new full-service branch facility in Rustburg, Virginia. The First National Bank of Altavista is currently celebrating its 100th Anniversary.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Amounts in thousands)

	3 Months Ended 6/30/2008	3 Months Ended 3/31/2008	3 Months Ended 6/30/2007
	(Unaudited)	(Unaudited)	(Unaudited)
Income Statement Highlights
Net Interest Income	$2,594	$2,470	$2,525
Provision for Loan Losses	157	138	118
Noninterest Income	761	677	658
Noninterest Expense	2,384	2,287	2,095
Net Income	552	493	660

	6 Months Ended 6/30/2008	Year Ended 12/31/2007	6 Months Ended 6/30/2007
	(Unaudited)	(Audited)	(Unaudited)
Income Statement Highlights
Net Interest Income	$5,064	$10,181	$4,938
Provision for Loan Losses	295	462	191
Noninterest Income	1,438	2,632	1,266
Noninterest Expense	4,671	8,524	4,212
Net Income	1,045	2,600	1,228

	6/30/2008	12/31/2007	6/30/2007
	(Unaudited)	(Audited)	(Unaudited)
Balance Sheet Highlights
Net Loans	$265,291	$232,752	$223,479
Total Investments	17,709	19,635	21,910
Total Assets	303,672	279,913	268,227
Total Deposits	259,687	251,866	241,467
Total Liabilities	276,313	253,097	242,780
Stockholders’ Equity	27,359	26,816	25,447

	6/30/2008	12/31/2007	6/30/2007
	(Unaudited)	(Audited)	(Unaudited)
Asset Quality Highlights
Nonperforming Loans to Total Loans	0.20%	0.27%	0.11%
Allowance for Loan Losses to Total Loans	0.71%	0.73%	0.81%
Allowance for Loan Losses to Nonperforming Loans	358.41%	271.29%	713.33%
Nonperforming Loans	$529	$634	$255
Other Real Estate Owned	239	0	0
Allowance for Loan Losses	1,896	1,720	1,819

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com